                                                                    Exhibit 99.4
                          ACTIVISION, INC. AND SUBSIDIARIES
                  Supplemental Condensed Consolidated Balance Sheets

                           (in thousands except share data)

                                                                              June 30,            March 31,
                                                                                1997                1997
                                                                         ------------------  ------------------
                                                                             (Unaudited)
 ASSETS
   Current assets:
     Cash and cash equivalents                                           $          15,894   $          21,358
     Accounts receivable, net of allowances of $6,194
        and $7,674 respectively                                                     32,836              46,633
     Inventories, net                                                                8,888               8,283
     Prepaid software and license royalties                                          8,211               6,559
     Other assets                                                                    2,928               1,222
     Deferred income taxes                                                           4,612               1,493
                                                                         -----------------   -----------------
        Total current assets                                                        73,369              85,548

     Property and equipment, net                                                     8,251               5,990
     Deferred Income Taxes                                                           4,665               4,212
     Other assets                                                                      267                 255
     Excess purchase price over
      identifiable assets acquired, net                                             23,911              23,749
                                                                         -----------------   -----------------
        Total assets                                                     $         110,463   $         119,754
                                                                         -----------------   -----------------
                                                                         -----------------   -----------------

LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
        Notes payable to bank                                            $               -   $           1,600
        Current portion of loan stock debentures                                       683                 683
        Accounts payable                                                            17,336              19,291
        Accrued expenses                                                            10,861              12,136
                                                                         -----------------   -----------------
             Total current liabilities                                              28,880              33,710

        Loan stock debentures                                                        2,533               2,533
        Other liabilities                                                               28                  31
                                                                         -----------------   -----------------
             Total liabilities                                                      31,441              36,274
                                                                         -----------------   -----------------

     Commitments and contingencies

     Redeemable preferred stock                                                      1,286               1,286
     Convertible preferred stock                                                       214                 214

     Shareholders' equity:
        Common stock, $.000001 par value, 50,000,000 shares
             authorized, 18,307,921 and 17,113,077 shares issued
             and 17,807,921 and 16,613,077 outstanding , respectively                    -                   -
        Additional paid-in capital                                                  80,600              78,752
        Retained earnings                                                            2,149               8,664
        Cumulative foreign currency translation                                         51               (158)
        Less: Treasury stock, cost of 500,000 shares                               (5,278)             (5,278)
                                                                         -----------------   -----------------
             Total shareholders' equity                                             77,522              81,980
                                                                         -----------------   -----------------
        Total liabilities and shareholders' equity                       $         110,463   $         119,754
                                                                         -----------------   -----------------
                                                                         -----------------   -----------------


     The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                          ACTIVISION, INC. AND SUBSIDIARIES
             Supplemental Condensed Consolidated Statements of Operations
                           For the quarters ended June 30,

                      (in thousands except loss per share data)

                                     (Unaudited)


                                                   1997              1996
                                            -----------------  ----------------

Net revenues                                $         26,514   $          7,021

Cost of goods sold                                    20,276              1,509
                                            -----------------  ----------------
   Gross profit                                        6,238              5,512
                                            -----------------  ----------------
Operating expenses:
   Product development                                 6,368              4,547
   Sales and marketing                                 6,019              3,641
   General and administrative                          2,128              1,229
   Amortization of intangible assets                     375                321
                                            -----------------  ----------------
          Total operating expenses                    14,890              9,738
                                            -----------------  ----------------

Operating loss                                       (8,652)            (4,226)

Other income (expense):
   Interest, net                                        (32)                312
                                            -----------------  ----------------
Loss before income tax benefit                       (8,684)            (3,914)

Income tax benefit                                   (3,270)            (1,283)
                                            -----------------  -----------------
Net loss                                    $        (5,414)   $        (2,631)
                                            -----------------  -----------------
                                            -----------------  -----------------


Net loss per common share                   $         (0.30)   $         (0.17)
                                            -----------------  -----------------
                                            -----------------  -----------------

Number of shares used in computing
     net loss per common share                        18,011            15,133
                                            -----------------  -----------------
                                            -----------------  -----------------


     The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                          ACTIVISION, INC. AND SUBSIDIARIES
             Supplemental Condensed Consolidated Statements of Cash Flows
                           For the quarters ended June 30,

                                    (in thousands)

                             Increase (Decrease) in Cash

                                     (UNAUDITED)

                                                          1997         1996
                                                        ---------   ---------
Cash flows from operating activities:
  Net loss                                              $ (5,414)   $ (2,631)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     Deferred income taxes                                (3,571)     (1,257)
     Depreciation and amortization                          1,189         762
  Change in assets and liabilities:
     Accounts receivable                                   13,797       6,183
     Inventories                                            (605)       (464)
     Prepaid software and license royalties               (1,652)     (1,964)
     Other current assets                                 (1,706)       (453)
     Other assets                                            (12)           1
     Accounts payable                                     (1,955)     (1,650)
     Accrued liabilities                                  (1,275)       (277)
     Other liabilities                                        (3)           -
                                                        ---------   ---------
Net cash used in operating activities                   $ (1,207)   $ (1,750)
                                                        ---------   ---------
Cash flows from investing activities:
     Purchase acquisition                                   (246)           -
     Capital expenditures                                 (3,055)     (1,089)
     Adjustment for effect of poolings on prior periods     (782)           -
     Other                                                  (161)           -
                                                        ---------   ---------
     Net cash used in investing activities                (4,244)     (1,089)
                                                        ---------   ---------
Cash flows from financing activities:
  Repayments of notes payable to bank                     (1,600)           -
  Proceeds from  issuance and exercise of common
     stock options and warrants                             1,414         332
  Dividends paid                                             (36)           -
                                                        ---------   ---------
     Net cash provided by financing activities              (222)         332
                                                        ---------   ---------

Effect of exchange rate changes on cash                       209          33
                                                        ---------   ---------
Net decrease in cash and cash equivalents                 (5,464)     (2,474)
                                                        ---------   ---------
Cash and cash equivalents at beginning of period           21,358      25,288
                                                        ---------   ---------
Cash and cash equivalents at end of period               $ 15,894    $ 22,814
                                                        ---------   ---------
                                                        ---------   ---------

NON-CASH INVESTING ACTIVITIES:
Stock issued in exchange for licensing rights                   -    $    822
                                                        ---------   ---------
                                                        ---------   ---------
Stock issued in purchase acquisition                     $    136           -
                                                        ---------   ---------
                                                        ---------   ---------

The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                                   ACTIVISION, INC.
          Notes to Supplemental Condensed Consolidated Financial Statements

                                     (Unaudited)


1.   BASIS OF PRESENTATION

     The accompanying supplemental condensed consolidated financial statements include the accounts of Activision, Inc. and its subsidiaries. The information furnished is unaudited and reflects all adjustments which, in the opinion of management, are necessary to provide a fair statement of the results for the interim periods presented. The financial statements should be read in conjunction with the financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 and the Company's supplemental financial statements contained in Exhibit 99.1 herein.

     Certain amounts in the condensed consolidated financial statements have been reclassified to conform with the current period's presentation. These reclassifications had no impact on previously reported working capital or results of operations.


2.   INVENTORIES

     Inventories comprise (amounts in thousands):
                                               June 30,      March 31,
                                                 1997          1997
                                              ---------      ---------

          Finished goods                      $   7,448      $   7,121
          Purchased parts and components          1,440          1,162
                                              ---------      ---------
                                              $   8,888      $   8,283
                                              ---------      ---------
                                              ---------      ---------

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
           OF OPERATIONS FOR THE QUARTERS ENDED JUNE 30, 1997 AND 1996

THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD LOOKING STATEMENTS REGARDING FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES DISCUSSED IN EXHIBIT 99.3 "SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" - "RISK FACTORS" CONTAINED IN THIS CURRENT REPORT ON FORM 8-K. ACTUAL EVENTS OR THE ACTUAL FUTURE RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM ANY FORWARD LOOKING STATEMENT DUE TO SUCH RISKS AND UNCERTAINTIES.

IN ADDITION, AN OVERVIEW OF THE COMPANY AND ITS OPERATIONS ALSO IS DISCUSSED IN
EXHIBIT 99.3 "SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINED IN THIS CURRENT
REPORT ON FORM 8-K.

The following table sets forth certain consolidated supplemental statements of operations data for the periods indicated and sets forth a break down of net revenues by territory, platform and channel:

                                                                         QUARTERS  ENDED JUNE 30,
                                                    ----------------------------------------------------------
                                                                1997                             1996
                                                    --------------------------       -------------------------
                                                                      AS A %                           AS A %
                                                                      OF NET                           OF NET
                                                       AMOUNT         REVENUES          AMOUNT         REVENUES
                                                       ------         --------          ------         --------
STATEMENT OF OPERATIONS DATA:
  Net revenues                                      $      26,514       100.0%      $       7,021        100.0%
  Cost of goods sold                                       20,276        76.5               1,509         21.5
                                                    -------------    --------       -------------     --------
    Gross profit                                            6,238        23.5               5,512         78.5
                                                    -------------    --------       -------------     --------
  Operating expenses:
    Product development                                     6,368        24.0               4,547         64.8
    Sales and marketing                                     6,019        22.7               3,641         51.9
    General and administrative                              2,128         8.0               1,229         17.5
    Amortization of intangible assets                         375         1.4                 321          4.6
                                                    -------------    --------       -------------     --------
    Total operating expenses                               14,890        56.1               9,738        138.8
                                                    -------------    --------       -------------     --------
  Operating income (loss)                                  (8,652)      (32.6)             (4,226)       (60.2)
  Other income:
    Interest income                                           (32)       (0.1)                312          4.4
                                                    -------------    --------       -------------     --------
  Income (loss) before income taxes                        (8,684)      (32.7)             (3,914)       (55.8)
  Income tax provision (benefit)                           (3,270)      (12.3)             (1,283)       (18.3)
                                                    -------------    --------       -------------     --------
  Net income (loss)                                 $      (5,414)      (20.4)%     $      (2,631)       (37.5)%
                                                    -------------    --------       -------------     --------
                                                    -------------    --------       -------------     --------

NET REVENUES BY TERRITORY:
  North America                                     $       4,975        18.8%      $       5,473         78.0%
  Europe                                                   20,322        76.6                 723         10.3
  Japan                                                       174         0.7                 284          4.0
  Australia and Pacific Rim                                   765         2.9                 470          6.7
  Latin America                                               278         1.0                  71          1.0
                                                    -------------    --------       -------------     --------
    Total net revenues                              $      26,514       100.0%      $       7,021        100.0%
                                                    -------------    --------       -------------     --------
                                                    -------------    --------       -------------     --------
NET REVENUES BY PLATFORM:
  Console                                           $      10,705        40.4%      $          53          0.8%
  PC                                                       15,809        59.6               6,968         99.2
                                                    -------------    --------       -------------     --------
    Total net revenues                              $      26,514       100.0%      $       7,021        100.0%
                                                    -------------    --------       -------------     --------
                                                    -------------    --------       -------------     --------
NET REVENUES BY CHANNEL:
  Retailer/Reseller                                 $      21,541        81.3%      $       2,614         37.2%
  OEM                                                       3,771        14.2               3,455         49.2
  Licensing, on-line and other                              1,202         4.5                 952         13.6
                                                    -------------    --------       -------------     --------
    Total net revenues                              $      26,514       100.0%      $       7,021        100.0%
                                                    -------------    --------       -------------     --------
                                                    -------------    --------       -------------     --------


                                RESULTS OF OPERATIONS

NET REVENUES

     Net revenues for the quarter ended June 30, 1997 increased 278.6% from $7.0 million to $26.5 million from the same period last year. Significant product releases for the retailer/reseller channel during the quarter ended June 30, 1997 included TWINSEN'S ODYSSEY (Windows 95) and Mercenaries (Windows 95-3DFX version). The increase in net revenues was primarily due to a 2800.0% increase in net revenues in Europe from $723,000 to $20.3 million. Such increase was related to the acquisition of CentreSoft. North America net revenues decreased 9.1% from $5.5 million to 5.0 million. Such decrease was attributable to an increase in the provision for sales returns and mark-downs related to a slow-down in retail sell-through of recently released PC and Sony Playstation titles. Net revenues from distribution arrangements in 1997 were $18.2 million or 69.6% of net revenues; net revenues from distribution arrangements were not material in 1996. OEM net revenues increased 8.6% from $3.5 million to $3.8 million, while licensing, on-line and other net revenues increased 20.0% from $1.0 million to $1.2 million.

COST OF GOODS SOLD; GROSS PROFIT

     For the quarter ended June 30, 1997, gross profit as a percentage of net revenues was 23.5% compared to 78.5% for the quarter ended June 30, 1996.
The decrease in gross profit as a percentage of net revenues is due to the increase in the sales mix of console net revenues versus PC net revenues and the increase in net revenues derived from distribution arrangements as opposed to publishing arrangements. Future determination of gross profit as a percentage of net revenues will be driven primarily by the mix of new PC and console products released by the Company during the applicable period, the mix of revenues related to publishing arrangements versus distribution arrangements during the applicable period, as well as the mix of internal versus external product development, the latter in each case resulting in lower gross profit margins.

OPERATING EXPENSES

     Product development expenses for the quarter ended June 30, 1997 increased 42.2% from $4.5 million to $6.4 million. This increase was due to an overall increase in production costs associated with 3-D programming and console programming technology and artwork, generally higher average development costs for products, an increase in the number of products to be localized for foreign territories and an increase in the overall number of products in development. Sales and marketing expenses increased 66.7% from the same period last year, from $3.6 million to $6.0 million, but decreased as a percentage of net revenues from 51.9% to 22.7%. The decrease in sales and marketing as a percentage of net revenues was the result of the CentreSoft acquisition, whereby distributed products have less associated sales and marketing expenses than published products. General and administrative expenses increased 75.0% from the same period last year from $1.2 million to $2.1 million as a result of the CentreSoft acquisition and in increase in head-count related expenses but decreased as a percentage of net revenues from 17.5% to 8.0% as a result of the increase in net revenues.

OTHER INCOME (EXPENSE)

     Interest income (expense) was $(32,000) and $312,000 for the quarters ended June 30, 1997 and 1996, respectively. Interest expense for the quarter ended June 30, 1997 was due to CentreSoft debt outstanding during the period, which was subsequently exchanged for Common Stock of the Company as a result of the CentreSoft acquisition. In addition, the decrease in interest income was also attributable to a decrease in cash and cash equivalents during the current fiscal quarter as compared to the same period in the prior year.

INCOME TAX BENEFIT

     The income tax benefit of $3.3 million and $1.3 million for the quarters ended June 30, 1997 and June 30, 1996, respectively, reflects the Company's expected effective income tax rate for the fiscal years ended March 31, 1998 and March 31, 1997.

NET LOSS

     For the reasons noted above, there was an increase in the net loss recorded for the quarter ended June 30, 1997 as compared to the net loss for the quarter ended June 30, 1996. Net loss for the quarter ended June 30, 1997 was $5.4 million compared to a net loss of $2.6 million for the same period of the prior fiscal year.

QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have in the past varied significantly and will likely in the future vary significantly depending on numerous factors, several of which are not under the Company's control. See "Risk Factors -- Fluctuations in Quarterly Results; Future Operating Results Uncertain; Seasonality" contained in Exhibit 99.3 of this Current Report on
Form 8-K. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

The following table is a comparative breakdown of the Company's quarterly results for the immediately preceding eight quarters (amounts in thousands, except per share data):

                                                                         Quarter ended
                                --------------------------------------------------------------------------------------------------
                                    Sept.        Dec.       March        June        Sept.       Dec.        March         June
                                     30,          31,        31,          30,         30,         31,         31,           30,
                                   1995          1995        1996        1996         1996       1996         1997         1997
                                   ----          ----        ----        ----         ----       ----         ----         ----
Net revenues                     $18,848     $17,578      $21,648    $  7,021      $29,557     $60,480      $57,586     $26,514
Gross profit                      12,105      10,447       15,327       5,512       15,689      24,295       22,027       6,238
Operating income (loss)            2,366       1,573        4,607      (4,226)       2,137       8,288        7,609      (8,652)
Net income (loss)                  2,765       1,948        6,345      (2,631)       1,421       5,320        5,116      (5,414)
Earnings (loss) per share          $0.17       $0.12        $0.39      $(0.17)       $0.07       $0.29        $0.27      $(0.30)

                           LIQUIDITY AND CAPITAL RESOURCES

          The Company's cash and cash equivalents decreased $5.5 million from $21.4 million at March 31, 1997 to $15.9 million at June 30, 1997. Approximately $1.2 million in cash and cash equivalents were used in operating activities during the three month period from March 31, 1997 to June 30, 1997. Such operating uses of cash were primarily the result of decreases in accounts payable and accrued expenses offset by a decrease in accounts receivable.

          In addition, approximately $4.2 million in cash and cash equivalents were used in investing activities. Capital expenditures totaled approximately $3.1 million, which was primarily comprised of costs related to the Company moving its Los Angeles office to a new facility in Santa Monica, California.

     Uses of cash in financing activities totaled $0.2 million for the three months ended June 30, 1997 which included $1.4 million in proceeds from exercise of employee stock options and $1.6 million in repayments of notes under the CentreSoft bank lines.

     In October 1997, the Company increased its revolving credit and letter of credit facility (the "Facility") with its bank (the "Bank") from $5.0 million to $12.5 million. The Facility provides the Company the ability to borrow funds and issue letters of credit against eligible domestic accounts receivable up to
$12.5 million.  The Facility expires in September 1998.   The Facility is due on
demand and repayment may be required at the discretion of the Bank. In addition, in September 1997, the Company entered into a $2.0 million line of credit agreement (the "Asset Line") with the Bank; drawings under the Asset Line are structured with 36 month repayment terms and the Asset Line of credit expires in September 1998. Thee were no borrowings under the Asset Line as of June 30, 1997.

     In June 1996, CentreSoft entered into a revolving credit facility (the "CentreSoft Facility") with its bank (the "CentreSoft Bank") for approximately $8 million. The CentreSoft Facility can be used for CentreSoft's working capital requirements. The CentreSoft Facility expires in June 2000. There were no borrowings under the CentreSoft Facility as of June 30, 1997.

     On December 22, 1997, the Company completed a private placement of $60 million in convertible subordinated notes ("Convertible Notes"). The Convertible Notes have a 6.75% annual interest rate, are due in January 2005 and are convertible at any time prior to maturity into shares of the Company's Common Stock at $18.875 per share. Net proceeds from the issuance of the Convertible Notes was approximately $57.9 million. The Company intends to use such net proceeds to repay outstanding balances under its bank lines of credit, if any, to fund product development, to acquire third party publishing and distribution rights, to expand the Company's direct sales and marketing capabilities and for general corporate purposes. In addition, the Company may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire businesses, products or technologies that it believes are of strategic importance. Pending such uses, the Company intends to invest the net proceeds in short-term money market and other market rate, investment-grade instruments.

     As of June 30, 1997, the Company's current principal source of liquidity was $15.9 million in cash and cash equivalents. The Company uses its working capital to finance ongoing operations, including acquisitions of inventory and equipment, to fund the development, production, marketing and selling of new products, and to obtain intellectual property rights for future products from third parties. Management believes that the Company's existing cash, together with the net proceeds from the Convertible Notes and the proceeds available from the Facility, Asset Line and the CentreSoft Facility, will be sufficient to meet the Company's operational requirements for the forseeable future.

     The Company's management currently believes that inflation has not had a material impact on continuing operations.

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaces Accounting Principles Board Opinion ("APB") No. 15 and simplifies the computation of earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities that could share in the earnings of the Company, similar to fully diluted EPS under APB No. 15. The Statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. The Company will adopt SFAS No. 128 for the financial statements for the quarter ended December 31, 1997. The Company has determined the following impact of the implementation of SFAS No. 128:

                                                          Quarter ended June 30,
                                                          ----------------------
                                                             1997        1996
                                                          ---------    ---------
      Earnings (loss) per share as reported               $  (0.30)    $  (0.17)
      Pro forma basic earnings per share                     (0.30)       (0.17)
      Pro forma diluted earnings per share                   (0.30)       (0.17)

     SFAS No. 130, "Reporting Comprehensive Income" is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company is evaluating the Statement's provisions to conclude how it will present comprehensive income it its financial statements, and has not yet determined the amounts to be disclosed. The Company will adopt SFAS No. 130 effective April 1, 1998.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. The Company is evaluating the new Statement's provisions to determine the additional disclosures required in its financial statements, if any. The Company will adopt SFAS No. 131 effective April 1, 1998.

                          ACTIVISION, INC. AND SUBSIDIARIES
                  Supplemental Condensed Consolidated Balance Sheets
                           (in thousands except share data)


                                                                       September 30,    March 31,
                                                                          1997           1997
                                                                     --------------  ------------
                                                                        (Unaudited)
ASSETS
  Current Assets:
    Cash and cash equivalents                                        $     10,286     $   21,358
    Accounts receivable, net of allowances of $7,153
      and $7,674 respectively                                              50,835         46,633
    qInventories, net                                                       11,330          8,283
    Prepaid software and license royalties                                  8,444          6,559
    Other current assets                                                    2,632          1,222
    Deferred income taxes                                                   4,279          1,493
                                                                     --------------  ------------
       Total current assets                                          $     87,806     $   85,548

    Property and equipment, net                                            10,526          5,990
    Deferred income taxes                                                   4,665          4,212
    Other assets                                                              246            255
    Excess purchase price over identifiable assets
      acquired, net                                                        23,199         23,749
                                                                     --------------  ------------
       Total assets                                                  $    126,442     $  119,754
                                                                     --------------  ------------
                                                                     --------------  ------------
LIABILITIES
  Current liabilities:
    Current portion of note payable to bank                          $        627     $    1,600
    Current portion of subordinated loan stock debentures                   1,367            683
    Accounts payable                                                       25,838         19,291
    Accrued expenses                                                       12,603         12,136
                                                                     --------------  ------------
       Total current liabilities                                           40,435         33,710

    Note payable to bank                                                      959              -
    Subordinated loan stock debentures                                      1,849          2,533
    Other liabilities                                                         329             31
                                                                     --------------  ------------
       Total liabilities                                                   43,572         36,274
                                                                     --------------  ------------
  Commitments and contingencies

  Redeemable preferred stock                                                1,286          1,286
  Convertible preferred stock                                                 214            214

  Shareholders' equity:
    Common stock, $.000001 par value, 50,000,000 shares
      authorized, 18,558,123 and 17,113,077 shares issued
      and 18,058,123 and 16,613,077 outstanding, respectively                   -              -
    Additional paid-in capital                                             83,101         78,752
    Retained earnings                                                       3,942          8,664
    Cumulative foreign currency translation                                  (395)          (158)
    Less:  Treasury stock, cost of 500,000 shares                          (5,278)        (5,278)
                                                                     --------------  ------------
       Total shareholders' equity                                          81,370         81,980
                                                                     --------------  ------------
    Total liabilities and shareholders' equity                       $    126,442     $  119,754
                                                                     --------------  ------------
                                                                     --------------  ------------




The accompanying notes are an integral part of these supplemental  condensed consolidated financial statements.

                          ACTIVISION, INC. AND SUBSIDIARIES
             Supplemental Condensed Consolidated Statements of Operations

                  (in thousands except income (loss) per share data)

                                     (Unaudited)

                                                       Quarter ended                 Six months ended
                                                       September 30,                 September 30,
                                                  -----------------------       -----------------------
                                                     1997        1996               1997         1996
                                                  ----------  -----------       ----------   ----------
Net revenues                                       $  53,015   $  29,557         $  79,529   $  36,578
Cost of goods sold                                    29,735      13,868            50,011      15,377
                                                  ----------  -----------       ----------   ----------
   Gross profit                                       23,280      15,689            29,518      21,201
                                                  ----------  -----------       ----------   ----------

Operating expenses:
   Product development                                 7,550       4,607            13,918       9,154
   Sales and marketing                                 9,541       6,291            15,560       9,933
   General and administrative                          2,702       2,264             4,830       3,492
   Amortization of intangible assets                     380         390               755         711
                                                  ----------  -----------       ----------   ----------
     Total operating expenses                         20,173      13,552            35,063      23,290
                                                  ----------  -----------       ----------   ----------
Operating income (loss)                                3,107       2,137           (5,545)     (2,089)

Other income:
   Interest, net                                       (112)          (3)            (145)         309
   Other                                                   -           6                -            6
                                                  ----------  -----------       ----------   ----------
Income (loss) before income tax provision
   (benefit)                                           2,995       2,140           (5,690)     (1,774)

Income tax provision (benefit)                         1,158         719           (2,113)       (564)
                                                  ----------  -----------       ----------   ----------
Net income (loss)                                  $   1,837   $   1,421         $ (3,577)   $ (1,210)
                                                  ----------  -----------       ----------   ----------
                                                  ----------  -----------       ----------   ----------

Net income (loss) per share                        $    0.09   $    0.07         $  (0.18)   $  (0.08)
                                                  ----------  -----------       ----------   ----------
                                                  ----------  -----------       ----------   ----------

Number of shares used in computing
   net income (loss) per share                        18,917      18,391            18,121      16,399
                                                  ----------  -----------       ----------   ----------
                                                  ----------  -----------       ----------   ----------




The accompanying notes are an integral part of these supplemental consolidated financial statements.

                          ACTIVISION, INC. AND SUBSIDIARIES
             Supplemental Condensed Consolidated Statements of Cash Flows
                       For the six months ended September  30,

                                    (in thousands)

                             Increase (Decrease) in Cash

                                     (UNAUDITED)

                                                                         1997           1996
                                                                     -----------    -----------
Cash flows from operating activities:
  Net loss                                                            $  (3,577)     $  (1,210)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Deferred income taxes                                              (2,718)          (582)
      Depreciation and amortization                                        2,265          1,824
  Change in assets and liabilities:
      Accounts receivable                                                (4,338)        (3,064)
      Inventories                                                        (3,109)        (1,643)
      Prepaid software and license royalties                             (1,454)        (2,768)
      Prepaid expenses and other current assets                          (1,410)          (300)
      Other assets                                                             9              3
      Accounts payable                                                     6,737          2,943
      Accrued liabilities                                                  1,741        (3,623)
      Other liabilities                                                      189           (10)
                                                                     -----------    -----------

         Net cash used in operating activities                           (5,665)        (8,430)
                                                                     -----------    -----------

Cash flows from investing activities:
  Capital expenditures                                                   (5,909)        (1,846)
  Purchase of Take Us! Marketing & Consulting GmbH                         (246)              -
  Cash paid for CentreSoft                                                     -        (3,878)
  Adjustment for effect of pooling on prior periods                        (782)              -
                                                                     -----------    -----------

         Net cash used in investing activities                           (6,937)        (5,724)
                                                                     -----------    -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock                                       -          4,984
  Proceeds from issuance and exercise of common
    stock options and warrants                                             2,721            707
  Proceeds from employee stock purchase plan                                 230              -
  Proceeds from note payable to bank, net of payments                       (12)            486
  Dividends paid                                                         (1,223)           (49)
  Other                                                                       51              -
                                                                     -----------    -----------

         Net cash provided by financing activities                         1,767          6,128
                                                                     -----------    -----------

Effect of exchange rate changes on cash                                    (237)             86
                                                                     -----------    -----------

Net decrease in cash and cash equivalents                               (11,072)        (7,940)
                                                                     -----------    -----------

Cash and cash equivalents at beginning of period                          21,358         25,288
                                                                     -----------    -----------

Cash and cash equivalents at end of period                            $   10,286     $   17,348
                                                                     -----------    -----------
                                                                     -----------    -----------
Non-cash investing activities:
  Stock issued in exchange for licensing rights                       $      431     $      822
  Tax benefit derived from stock option exercises                            521              -
  Stock issued in purchase of Take Us! Marketing & Consulting
    GmbH                                                                     136              -
Supplemental cash flow information:
  Cash paid for income taxes                                          $      585     $        -
  Cash paid for interest                                                     304            263



The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        ACTIVISION, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.   BASIS OF PRESENTATION

     The accompanying supplemental condensed consolidated financial statements include the accounts of Activision, Inc. and its subsidiaries. The information furnished is unaudited and reflects all adjustments which, in the opinion of management, are necessary to provide a fair statement of the results for the interim periods presented. The financial statements should be read in conjunction with the financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 and the supplemental consolidated financial statements contained in
     Exhibit 99.1 herein.

     Certain amounts in the condensed consolidated financial statements have been reclassified to conform with the current period's presentation. These reclassifications had no impact on previously reported working capital or results of operations.

2.   INVENTORIES

     Inventories, net comprise (amounts in thousands):

                                                    September 30,     March 31,
                                                        1997            1997
                                                    -------------    -----------
         Finished goods                                 $  9,421       $  7,121
         Purchased parts and components                    1,909          1,162
                                                    -------------    -----------

                                                       $  11,330       $  8,283
                                                    -------------    -----------
                                                    -------------    -----------

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
           OF OPERATIONS FOR THE QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD LOOKING STATEMENTS REGARDING FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES DISCUSSED IN EXHIBIT 99.3 "SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" - "RISK FACTORS" CONTAINED IN THIS CURRENT REPORT ON FORM 8-K. ACTUAL EVENTS OR THE ACTUAL FUTURE RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM ANY FORWARD LOOKING STATEMENT DUE TO SUCH RISKS AND UNCERTAINTIES.

IN ADDITION,  AN OVERVIEW OF THE COMPANY AND ITS OPERATIONS ALSO IS DISCUSSED IN
EXHIBIT 99.3 "SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINED IN THIS CURRENT
REPORT ON FORM 8-K.

     The following tables set forth certain consolidated statements of operations data for the periods indicated as a percentage of total net revenues and also breaks down net revenues by territory, platform and channel:

                                                     Quarter Ended September 30,            Six Months Ended September 30,
                                                ---------------------------------------  --------------------------------------
                                                      1997                1996                 1997                1996
                                                ------------------- -------------------  ------------------ -------------------
                                                           % of Net          % of Net              % of Net           % of Net
                                                Amount    Revenues  Amount   Revenues     Amount  Revenues  Amount    Revenues
                                                --------  --------- -------- ----------  -------  --------- --------  ---------
STATEMENTS OF OPERATIONS DATA:
    Net revenues                                $53,015    100.0%   $29,557    100.0%   $79,529    100.0%   $36,578    100.0%
    Cost of goods sold                           29,735     56.1%    13,868     46.9%    50,011     62.9%    15,377     42.0%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

       Gross profit                              23,280     43.9%    15,689     53.1%    29,518     37.1%    21,201     58.0%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

    Operating expenses:
       Product development                      $ 7,550     14.2%   $ 4,607     15.6%   $13,918     17.5%   $ 9,154     25.0%
       Sales and marketing                        9,541     18.0%     6,291     21.3%    15,560     19.6%     9,933     27.2%
       General and administrative                 2,702      5.1%     2,264      7.1%     4,830      6.1%     3,492      9.5%
       Amortization of intangible assets            380      0.7%       390      1.3%       755      0.9%       711      1.9%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

          Total operating expenses               20,173     38.0%    13,552     45.9%    35.063     44.1%    23,290     63.1%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

       Operating income (loss)                    3,107      5.9%     2,137      7.2%   (5,545)    (7.0%)   (2,089)    (5.7%)
    Interest income (expense), net                (112)    (0.2%)         3      0.0%     (145)    (0.2%)       315      0.9%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

    Income before income tax provision
       (benefit)                                  2,995      5.6%     2,140      7.2%   (5,690)     -7.2%   (1,774)     -4.8%
    Income tax provision (benefit)                1,158      2.2%       719      2.4%   (2,113)    (2.7%)     (564)    (1.5%)
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

       Net income (loss)                        $ 1,837      3.5%   $ 1,421      4.8%  $(3,577)    (4.5%)  $(1,210)    (3.3%)
                                                --------  --------- -------- ----------  -------  --------- --------  ---------
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

NET REVENUES BY TERRITORY:
       North America                           $ 20,164     38.0%   $14,688     49.7%   $25,139     31.6%   $20,161     55.1%
       Europe                                    28,915     54.5%    12,398     41.9%    49,237     61.9%    13,121     35.9%
       Japan                                        421      0.8%       967      3.3%       595      0.7%     1,251      3.4%
       Australia and Pacific Rim                  2,634      5.0%     1,267      4.3%     3,399      4.3%     1,737      4.7%
       Latin America                                881      1.7%       237      0.8%     1,159      1.5%       308      0.9%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

NET REVENUES BY PLATFORM:                      $ 53,015    100.0%  $ 29,557    100.0%   $79,529    100.0%   $36,578    100.0%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

       Console                                 $ 16,035     30.2%  $  2,270      7.7% $  26,740     33.6%   $ 2,323      6.4%
       PC                                        36,980     69.8%    27,287     92.3%    52,789     66.4%    34,255     93.6%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

NET REVENUES BY CHANNEL:                       $ 53,015    100.0%  $ 29,557    100.0%   $79,529    100.0%   $36,578    100.0%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

       Retailer/Reseller                       $ 45,707     86.2%   $26,544     82.6%   $67,248     84.6%   $28,843     78.9%
       OEM                                        3,579      6.8%     2,799     14.6%     7,350      9.2%     6,292     17.2%
       Licensing, on-line and other               3,729      7.0%       529      2.8%     4,931      6.2%     1,443      3.9%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

                                               $ 53,015    100.0%  $ 29,557    100.0%   $79,529    100.0%   $36,578    100.0%
                                                --------  --------- -------- ----------  -------  --------- --------  ---------
                                                --------  --------- -------- ----------  -------  --------- --------  ---------

                                RESULTS OF OPERATIONS

NET REVENUES

     Net revenues for the quarter ended September 30, 1997 increased 79.1% from the same period last year, from $29.6 million to $53.0 million. This increase was attributable to a 37.4% increase in net revenues in North America from $14.7 million to $20.2 million, a 133.1% increase in net revenues in Europe from $12.4 million to $28.9 million, and a 100.0% increase in net revenues in the Australian and Pacific Rim territories from $1.3 million to $2.6 million.

     Net revenues for the six months ended September 30, 1997 increased 117.2% from the same period last year, from $36.6 million to $79.5 million. This increase was attributable to a 24.9% increase in net revenues in North America from $20.1 million to $25.1 million, a 275.6% increase in net revenues in Europe from $13.1 million to $49.2 million and a 100.0% increase in net revenues in the Australian and Pacific Rim territories from $1.7 million to $3.4 million.

     The overall increase in net revenues and the increases in net revenues for the quarter and six month periods were due to the initial release of HEXEN II (Windows 95), DARK REIGN: THE FUTURE OF WAR (Windows 95), CAR & DRIVER'S GRAND TOUR RACING 1998 (Playstation) and TWINSEN'S ODYSSEY (Windows 95). In addition, net revenues increased due to the acquisition of CentreSoft which began operations in June 1996. The overall increase in net revenues was partially offset by an increase in the provision for sales returns and mark-downs for the North American territory during the quarter ended June 30, 1997, which was required as a result of a slow down in retail sell-through of then recently released PC and Playstation titles.

COST OF GOODS SOLD; GROSS PROFIT

     For the quarter ended September 30, 1997, gross profit as a percentage of net revenues was 43.9% compared to 53.1% for the quarter ended September 30, 1996. The decrease in gross profit as a percentage of net revenues is due to the increase in the sales mix of console net revenues from 7.7% of total net revenues in the prior the prior fiscal quarter to 30.2% of total net revenues in the current fiscal quarter. For the six months ended September 30, 1997, gross profit as a percentage of net revenues was 37.1% versus 58.0% for the six months ended September 30, 1996. The decrease in gross profit as a percentage of net revenues is due to the increase in the sales mix of console net revenues from 6.4% of total net revenues in the prior six month period to 33.6% in the current six month period along with an increase in net revenues from distribution arrangements as opposed to publishing arrangements which resulted from the CentreSoft acquisition. Future determination of gross profit as a percentage of net revenues will be driven primarily by the mix of new PC and console products released by the Company during the applicable period, the mix of revenues related to publishing arrangements versus distribution arrangements during the applicable period, as well as the mix of internal versus external product development, the latter in each case resulting in lower gross profit margins.

OPERATING EXPENSES

     Product development expenses for the quarter ended September 30, 1997 increased 65.2% from the same period last year, from $4.6 million to $7.6 million. As a percentage of net revenues, product development expenses for the quarter decreased from 15.6% to 14.2%. Product development expenses for the six months ended September 30, 1997 increased 51.1% from the same period last year, from $9.2 million to $13.9 million. As a percentage of net revenues, product development expense for the six month period decreased slightly from 25.0% to 17.5%. The increases for the quarter and six month periods in actual product development expenses was due to an increase in the number of products in development, the acquisition of Raven Software Corp., and the increase in costs associated with enhanced content and new technologies incorporated into the
Company's recent products.   In addition, the increase was partly attributable
to an increase in the number of products being localized for foreign territories; in September 1997, the product DARK REIGN: THE FUTURE OF WAR was simultaneously released in four localized versions including English, French, German and Spanish.

     Sales and marketing expenses for the quarter ended September 30, 1997 increased 50.8% from the same period last year, from $6.3 million to $9.5 million. As a percentage of net revenues, sales and marketing expenses for the quarter decreased from 21.3% to 18.0%. Sales and marketing expenses for the six months ended September 30, 1997 increased 57.6% from the same period last year, from $9.9 million to $15.6 million. As a percentage of net revenues, sales and marketing expenses for the six month period decreased from 27.2% to 19.6%. The increases for the quarter and six month periods in actual sales and marketing expenses was due to the increase in net revenues along with an increase in the number of products to be released during the current fiscal year. The decrease for the quarter and six month periods in sales and marketing expenses as a percentage of net revenues, however, is due to the operating expense leverage gained as a result of an increased revenue base.

     General and administrative expenses for the quarter ended September 30, 1997 increased 17.4% from the same period last year, from $2.3 million to $2.7 million, but decreased as a percentage of net revenues from 7.7% to 5.1%. General and administrative expenses for the six months ended September 30, 1997 increased 37.1% from the same period last year, from $3.5 million to $4.8 million, but decreased as a percentage of net revenues from 9.5% to 6.1%. The period over period increase in actual general and administrative expenses for both the quarter and six month periods was due to an increase in head count related expenses, the expansion of facilities both in North America and internationally, and the implementation of new management information systems.

INCOME TAX PROVISION (BENEFIT)

     The income tax provision (benefit) of approximately $1.2 million and ($2.1 million) for the quarter and six months ended September 30, 1997, respectively, reflects the Company's expected effective income tax rate for the fiscal year ending March 31, 1998.

NET INCOME (LOSS)

     For the reasons noted above, net income increased to $1.8 million for the quarter ended September 30, 1997, from a net income of $1.4 million for the same period in the prior fiscal year. For the six months ended September 30, 1997, net loss increased to $3.6 million from a net loss of $1.2 million for the same period in the prior fiscal year.

                             QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have in the past varied significantly and will likely in the future vary significantly depending on
numerous factors, several of which are not under the Company's control.   See
"Risk Factors -- Fluctuations in Quarterly Results; Future Operating Results Uncertain; Seasonality." Accordingly, the

Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

The following table is a comparative breakdown of the Company's quarterly results for the immediately preceding eight quarters (amounts in thousands, except per share data):

                                                                                 Quarter Ended
                                          --------------------------------------------------------------------------------
                                             Dec.     March      June     Sept.      Dec.      March    June       Sept.
                                             31,       30,       30,      30,        31,        31,      30,       30,
                                             1995     1996       1996     1996       1996      1997     1997       1997
                                             ----     ----       ----     ----       ----      ----     ----       ----
Net revenues                               $17,578   $21,648  $  7,021   $29,557   $60,480   $57,586   $26,514   $53,015
Gross profit                                10,447    15,327     5,512    15,689    24,295    22,027     6,238    23,280
Operating income (loss)                      1,573     4,607   (4,226)     2,137     8,288     7,609   (8,652)     3,107
Net income (loss)                            1,948     6,345   (2,631)     1,421     5,320     5,116   (5,414)     1,837
Earnings (loss) per share                    $0.12     $0.39   $(0.17)     $0.07     $0.29     $0.27   $(0.30)     $0.09

                           LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents decreased $11.1 million, from $21.4 million at March 31, 1997 to $10.3 million at September 30, 1997. Approximately $5.7 million in cash and cash equivalents were used in operating activities during the six month period from March 31, 1997 to September 30, 1997. Such operating uses of cash were primarily the result of increases in accounts receivable and inventories.

     In addition, approximately $6.9 million in cash and cash equivalents were used in investing activities. Capital expenditures totaled approximately $5.9 million, which primarily were comprised of costs related to the Company moving its Los Angeles office to a new facility in Santa Monica, California.

     Sources of cash from financing activities totaled $1.8 million for the six months ended September 30, 1997, which included $2.7 million in proceeds from exercise of employee stock options and $1.2 million in dividends paid.

     In October 1997, the Company increased its revolving credit and letter of credit facility (the "Facility") with its bank (the "Bank") from $5.0 million to $12.5 million. The Facility provides the Company with the ability to borrow funds and issue letters of credit against eligible domestic accounts receivable up to $12.5 million. The Facility expires in September 1998. In addition, in September 1997, the Company entered into a $2.0 million line of credit agreement (the "Asset Line") with the Bank which is secured by various fixed assets of the Company; drawings under the Asset Line are structured with 36 month repayment terms and the Asset Line expires in September 1998. Borrowings under the Asset Line totaled $1.4 million as of September 30, 1997, with an effective lease borrowing rate of 8.3%.

     In June 1996, CentreSoft entered into a revolving credit facility (the "CentreSoft Facility") with its bank (the "CentreSoft Bank") for approximately $8 million. The CentreSoft Facility can be used for CentreSoft's working capital requirements. The CentreSoft Facility expires in June 2000. Borrowings under the CentreSoft Facility totalled $1.6 million as of March 31, 1997, with an effective borrowing rate of LIBOR + 3.5%.

     On December 22, 1997, the Company completed a private placement of $60 million in convertible subordinated notes ("Convertible Notes"). The Convertible Notes have a 6.75% annual interest rate, are due in January 2005 and are convertible at any time prior to maturity into shares of the Company's Common Stock at $18.875 per share. Net proceeds from the issuance of the Convertible Notes was approximately $57.9 million. The Company intends to use such net proceeds to repay outstanding balances under its bank lines of credit, if any, to fund product development, to acquire third party publishing and distribution rights, to expand the Company's direct sales and marketing capabilities and for general corporate purposes. In addition, the Company may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire businesses, products or technologies that it believes are of strategic importance. Pending such uses, the Company intends to invest the net proceeds in short-term money market and other market rate, investment-grade instruments.

     As of September 30, 1997 the Company's current principal source of liquidity was $10.3 million in cash and cash equivalents. The Company uses its working capital to finance ongoing operations, including acquisitions of inventory and equipment, to fund the development, production, marketing and selling of new products, and to obtain intellectual property rights for future products from third parties. Management believes that the Company's existing cash, together with the proceeds available from the Convertible Notes, Facility, the Asset Line and the CentreSoft Facility, will be sufficient to meet the Company's operational requirements for the forseeable future.

     The Company's management currently believes that inflation has not had a material impact on continuing operations.

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaces Accounting Principles Board Opinion ("APB") No. 15 and simplifies the computation of earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities that could share in the earnings of the Company, similar to fully diluted EPS under APB No. 15. The Statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. The Company will adopt SFAS No. 128 for the financial statements for the year ended March 31, 1998.

                                                                    Quarter ended Sept. 30,   Six Months ended Sept. 30,
                                                                 --------------------------   --------------------------
                                                                    1997              1996        1997           1996
                                                                 ----------     ----------    ------------   -----------
      Earnings (loss) per share as reported                       $    0.09      $    0.07    $    (0.18)    $    (0.08)
      Pro forma basic earnings per share                               0.10           0.08         (0.18)         (0.08)
      Pro forma diluted earnings per share                             0.09           0.07         (0.18)         (0.08)

     SFAS No. 130, "Reporting Comprehensive Income" is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company is evaluating the Statement's provisions to conclude how it will present comprehensive income it its financial statements, and has not yet determined the amounts to be disclosed. The Company will adopt SFAS No. 130 effective April 1, 1998.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. The Company is evaluating the new Statement's provisions to determine the additional disclosures required in its financial statements, if any. The Company will adopt SFAS No. 131 effective April 1, 1998.

     The AICPA recently issued statement of Position 97-2, "Software Revenue Recognition," effective for transactions entered into in fiscal years beginning after December 15, 1997. While the Company is still evaluating the impact of this statement, it believes that it is in substantial compliance with the provisions thereof.


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